MasterBrand Reports Fourth Quarter and Full Year 2023 Financial Results

•4Q and full year 2023 net sales decreased 14% and 17% year-over-year to $677.1 million and $2.7 billion, respectively
•4Q and full year net income increased 134% and 17% year-over-year to $36.1 million and $182.0 million, respectively
•4Q and full year adjusted EBITDA1 margin increased 20 basis points and 150 basis points year-over-year to 12.7% and 14.1%, respectively
•Full year operating cash flow was $405.6 million with free cash flow1 of $348.3 million
•Introduces 2024 financial outlook, including adjusted EPS

BEACHWOOD, Ohio.--(BUSINESS WIRE)--February 26, 2024-- MasterBrand, Inc. (NYSE: MBC, the “Company,” or “MasterBrand”), the largest residential cabinet manufacturer in North America, today announced fourth quarter and full year 2023 financial results.

“We delivered another solid quarter, finishing off a strong first year as a standalone public company. With net sales at the high-end of our internal expectations, and our operations performing well, we were able to achieve our fifth consecutive quarter of year-over-year adjusted EBITDA1 margin expansion, despite market headwinds,” said Dave Banyard, President and Chief Executive Officer. “These results are a testament to our continued execution on the Company’s strategic initiatives, our disciplined use of The MasterBrand Way and the dedication of our associates across the organization.”

“Our full year 2023 performance demonstrates the power of our business model and culture. As we enter 2024, we believe we can continue to drive operational efficiencies, allowing us to invest for growth at an even higher pace and achieve the long-term targets introduced at our 2022 Investor Day,” Banyard continued.

Fourth Quarter 2023

Net sales were $677.1 million, compared to $784.4 million in the fourth quarter of 2022, primarily due to lower volumes, driven by softer end-market demand. Gross profit was $223.1 million, compared to $215.0 million in the comparable period of the prior year. Gross profit margin increased 550 basis points to 32.9%, as year-over-year savings from strategic initiatives, specifically supply chain efforts, continuous improvement, and cost actions more than offset the negative impact of market-driven lower volumes, trade downs, and personnel inflation.

Net income was $36.1 million, compared to $15.4 million in the fourth quarter of 2022, primarily as a result of higher operating income, due to $20.4 million of asset impairment charges in the prior-year quarter that did not reoccur. Diluted earnings per common share was $0.28, compared to diluted earnings per common share of $0.12 in the comparable period of the prior year.

Adjusted EBITDA1 was $85.8 million, compared to $97.8 million in the fourth quarter of 2022. Adjusted EBITDA1 margin increased 20 basis points to 12.7%, compared to 12.5% in the comparable period of the prior year.

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Full Year 2023

Net sales were $2.7 billion, compared to $3.3 billion in 2022, a decrease of 16.8%. Gross profit was $901.4 million, compared to $940.5 million in the prior year, a 4.2% decrease. Gross profit margin expanded 440 basis points to 33.1%, as higher average selling prices, savings from strategic initiatives, specifically supply chain efforts, continuous improvement, and cost actions more than offset the negative impact of market-driven lower volumes, personnel inflation and investments in our Tech Enabled initiative.

Net income was $182.0 million, compared to $155.4 million in 2022, an increase of 17.1%, primarily due to asset impairment charges in the prior year that did not reoccur, higher amortization and restructuring charges in 2022, and a lower 2023 income tax expense. This was partially offset by higher interest expense for the full year 2023 related to the debt necessary to fund the dividend to Fortune Brands Innovations, Inc. (f/k/a Fortune Brands Home & Security, Inc.) at the time of the spin-off.

Adjusted EBITDA1 was $383.4 million, compared to $411.4 million in 2022. Adjusted EBITDA1 margin expanded 150 basis points to 14.1%, compared to 12.6% in the prior year.

Balance Sheet, Cash Flow and Share Repurchases

As of December 31, 2023, the Company had $148.7 million in cash and $480.2 million of availability under its revolving credit facility. Net debt1 was $559.1 million and net debt to adjusted EBITDA1 was 1.5 x.

Operating cash flow was $405.6 million for the fifty-three weeks ended December 31, 2023, compared to $235.6 million in the prior year period. Free cash flow1 was $348.3 million for the fifty-three weeks ended December 31, 2023, compared to $179.7 million in the same period of the prior year. The increase in cash generation is a direct result of our operational performance and execution of our working capital reduction plans.

During the fourth quarter and full year 2023, the Company repurchased approximately 527 thousand shares of common stock and approximately 1.9 million shares of common stock, respectively.

2024 Financial Outlook

For full year 2024, the Company expects:

•Net sales year-over-year decline of low single-digit percentage to flat
•Adjusted EBITDA1,2 in the range of $370 million to $400 million, with related adjusted EBITDA margins1,2 of roughly 14.0 to 14.5 percent
•Adjusted EPS1,2 in the range of $1.40 to $1.60

The Company expects net sales performance to be in line with the underlying market demand, and initiatives designed to gain share to more than offset trade down and continued soft market demand. The ability to flex manufacturing, due to the success of the common box initiative, coupled with further execution on strategic initiatives and continuous improvement efforts should allow for flat to slightly higher full year adjusted EBITDA margins.

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.
2- We have not provided a reconciliation of our fiscal 2024 adjusted EBITDA, adjusted EBITDA margin and adjusted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and which may be excluded from adjusted EBITDA, adjusted EBITDA margin and adjusted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

“We are well positioned to address the varying dynamics we expect across our end markets in 2024. We launched new products and channel-specific packages late last year, tailored to capture share in portions of the market best positioned for growth,” said Andi Simon, Executive Vice President and Chief Financial Officer. “We also expect The MasterBrand Way to drive continuous improvement savings and our flexible manufacturing capacity to deliver results in 2024.”

Conference Call Details

The Company will hold a live conference call and webcast at 4:30 p.m. ET today, February 26, 2024, to discuss the financial results and business outlook. Telephone access to the live call will be available at (877) 407-4019 (U.S.) or by dialing (201) 689-8337 (international). The live audio webcast can be accessed on the “Investors” section of the MasterBrand website www.masterbrand.com.

A telephone replay will be available approximately one hour following completion of the call through March 11, 2024. To access the replay, please dial 877-660-6853 (U.S.) or 201-612-7415 (international). The replay passcode is 13743592. An archived webcast of the conference call will also be available on the "Investors" page of the Company's website.

Non-GAAP Financial Measures

To supplement the financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”) in this earnings release, certain non-GAAP financial measures as defined under SEC rules have been included. It is our intent to provide non-GAAP financial information to enhance understanding of our financial information as prepared in accordance with GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with GAAP. Our methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.

We use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted diluted earnings per share (“adjusted EPS”), free cash flow, and net debt, which are all non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We evaluate the performance of our business based on income before income taxes, but also look to EBITDA as a performance evaluation measure because interest expense is related to corporate functions, as opposed to operations. For that reason, we believe EBITDA is a useful metric to investors in evaluating our operating results. Adjusted EBITDA is calculated by removing the impact of non-operational results and special items from EBITDA. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales. Adjusted EPS is a measure of our diluted earnings per share excluding non-operational results and special items. These non-GAAP measures are useful to investors as they are representative of our core operations and are used in the management of our business, including decisions concerning the allocation of resources and assessment of performance.

Free cash flow is defined as cash flow from operations less capital expenditures. We believe that free cash flow is a useful measure to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of our business strategy, and is used in the management of our business, including decisions concerning the allocation of resources and assessment of performance. Net debt is defined as total balance sheet debt less cash and cash equivalents. We believe this measure is useful to investors as it provides a measure to compare debt less cash and cash equivalents across periods on a consistent basis. Net debt to adjusted EBITDA is calculated by dividing net debt by the trailing twelve months adjusted EBITDA. Net debt to adjusted EBITDA is used by management to assess our financial leverage and ability to service our debt obligations.

As required by SEC rules, see the financial statement section of this earnings release for detailed reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure. We have not provided a reconciliation of our fiscal 2024 adjusted EBITDA, adjusted EBITDA margin and adjusted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, including gains and losses associated with our defined benefit plans and restructuring and other charges, which are excluded from adjusted EBITDA, adjusted EBITDA margin and adjusted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

About MasterBrand:
MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 4,500 dealers, major retailers and builders. MasterBrand employs over 13,600 associates across more than 20 manufacturing facilities and offices. Additional information can be found at www.masterbrand.com.

Forward-Looking Statements:
This Press Release contains “forward-looking statements” regarding business strategies, market potential, future financial performance, and other matters. Statements preceded by, followed by or that otherwise include the word “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. These factors include those listed under “Risk Factors” in Part I, Item 1A of our Form 10-K for the fiscal year ended December 25, 2022, and other filings with the SEC.

The forward-looking statements included in this document are made as of the date of this Press Release and, except pursuant to any obligations to disclose material information under the federal securities laws, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this Press Release.

Some of the important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements include:

◦Our ability to develop and expand our business;
◦Our anticipated financial resources and capital spending;
◦Our ability to manage costs;
◦The impact of our dependence on third parties with respect to sourcing our raw materials;
◦Our ability to accurately price our products;
◦Our anticipated future revenues and expectations of operational performance;
◦The effects of competition and consolidation of competitors in our industry;
◦Costs of complying with evolving tax and other regulatory requirements and the effect of actual or alleged violations of tax, environmental or other laws;
◦The effect of climate change and unpredictable seasonal and weather factors;
◦Failure to realize the anticipated benefits of the Separation;
◦Conditions in the housing market in the United States and Canada;
◦The expected strength of our existing customers and consumers;
◦Worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis;
◦The effects of the COVID-19 pandemic or another public health crisis or other unexpected event; and
◦Other statements contained in this Press Release regarding items that are not historical facts or that involve predictions.

Investor Relations:
Investorrelations@masterbrand.com

Media Contact:
Media@masterbrand.com

Source: MasterBrand, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
(U.S. Dollars presented in millions, except per share amounts)	December 31, 2023	December 25, 2022	December 31, 2023	December 25, 2022
NET SALES	$677.1	$784.4	$2,726.2	$3,275.5
Cost of products sold	454.0	569.4	1,824.8	2,335.0
GROSS PROFIT	223.1	215.0	901.4	940.5
Gross Profit Margin	32.9%	27.4%	33.1%	28.7%
Selling, general and administrative expenses	152.4	161.3	569.7	648.5
Amortization of intangible assets	3.7	4.0	15.3	17.2
Asset impairment charges	—	20.4	—	46.4
Restructuring charges	6.0	14.2	10.1	25.1
OPERATING INCOME	61.0	15.1	306.3	203.3
Related party interest income, net	—	(5.6)	—	(12.9)
Interest expense	15.3	2.2	65.2	2.2
Other expense (income), net	2.5	(0.9)	2.4	0.6
INCOME BEFORE TAXES	43.2	19.4	238.7	213.4
Income tax expense	7.1	4.0	56.7	58.0
NET INCOME	$36.1	$15.4	$182.0	$155.4
Average Number of Shares of Common Stock Outstanding
Basic	126.8	128.0	127.8	128.0
Diluted	129.9	129.1	129.9	129.1
Earnings Per Common Share
Basic	$0.28	$0.12	$1.42	$1.21
Diluted	$0.28	$0.12	$1.40	$1.20

SUPPLEMENTAL INFORMATION - Quarter-to-date
(Unaudited)

	14 Weeks Ended	13 Weeks Ended
	December 31,	December 25,
(U.S. Dollars presented in millions, except per share amounts and percentages)	2023	2022
1. Reconciliation of Net Income to EBITDA to ADJUSTED EBITDA
Net income (GAAP)	$36.1	$15.4
Related party interest income, net	—	(5.6)
Interest expense	15.3	2.2
Income tax expense	7.1	4.0
Depreciation expense	14.1	12.2
Amortization expense	3.7	4.0
EBITDA (Non-GAAP Measure)	$76.3	$32.2
[1] Net cost savings as standalone company	—	12.8
[2] Separation costs	0.1	11.7
[3] Restructuring charges	6.0	14.2
[4] Restructuring-related charges	0.5	6.3
[5] Asset impairment charges	—	20.4
[6] Recognition of actuarial losses	2.9	0.2
Adjusted EBITDA (Non-GAAP Measure)	$85.8	$97.8

2. Reconciliation of Net Income to Adjusted Net Income
Net Income (GAAP)	$36.1	$15.4
[1] Net cost savings as standalone company	—	12.8
[2] Separation costs	0.1	11.7
[3] Restructuring charges	6.0	14.2
[4] Restructuring-related charges	0.5	6.3
[5] Asset impairment charges	—	20.4
[6] Recognition of actuarial losses	2.9	0.2
[7] Income tax impact of adjustments	(1.6)	(13.5)
Adjusted Net Income (Non-GAAP Measure)	$44.0	$67.5

3. Earnings per Share Summary
Diluted EPS (GAAP)	$0.28	$0.12
Impact of adjustments	$0.06	$0.40
Adjusted Diluted EPS (Non-GAAP Measure)	$0.34	$0.52

Weighted average diluted shares outstanding	129.9	129.1

4. Profit Margins
Net Sales	$677.1	$784.4
Gross Profit	$223.1	$215.0
Gross Profit Margin %	32.9%	27.4%
Adjusted EBITDA Margin %	12.7%	12.5%

SUPPLEMENTAL INFORMATION - Year-to-date
(Unaudited)

	53 Weeks Ended	52 Weeks Ended
	December 31,	December 25,
(U.S. Dollars presented in millions, except per share amounts and percentages)	2023	2022
1. Reconciliation of Net Income to EBITDA to ADJUSTED EBITDA
Net income (GAAP)	$182.0	$155.4
Related party interest income, net	—	(12.9)
Interest expense	65.2	2.2
Income tax expense	56.7	58.0
Depreciation expense	49.0	47.3
Amortization expense	15.3	17.2
EBITDA (Non-GAAP Measure)	$368.2	$267.2
[1] Net cost savings as standalone company	—	44.4
[2] Separation costs	2.4	15.4
[3] Restructuring charges	10.1	25.1
[4] Restructuring-related (adjustments) charges	(0.2)	12.7
[5] Asset impairment charges	—	46.4
[6] Recognition of actuarial losses	2.9	0.2
Adjusted EBITDA (Non-GAAP Measure)	$383.4	$411.4

2. Reconciliation of Net Income to Adjusted Net Income
Net Income (GAAP)	$182.0	$155.4
[1] Net cost savings as standalone company	—	44.4
[2] Separation costs	2.4	15.4
[3] Restructuring charges	10.1	25.1
[4] Restructuring-related (adjustments) charges	(0.2)	12.7
[5] Asset impairment charges	—	46.4
[6] Recognition of actuarial losses	2.9	0.2
[7] Income tax impact of adjustments	(3.6)	(39.2)
Adjusted Net Income (Non-GAAP Measure)	$193.6	$260.4

3. Earnings per Share Summary
Diluted EPS (GAAP)	$1.40	$1.20
Impact of adjustments	$0.09	$0.82
Adjusted Diluted EPS (Non-GAAP Measure)	$1.49	$2.02

Weighted average diluted shares outstanding	129.9	129.1

4. Profit Margins
Net Sales	$2,726.2	$3,275.5
Gross Profit	$901.4	$940.5
Gross Profit Margin %	33.1%	28.7%
Adjusted EBITDA Margin %	14.1%	12.6%

TICK LEGEND:

[1] Prior to the separation from Fortune Brands in 4Q 2022, our historical consolidated financial statements included expense allocations for certain corporate functions performed on our behalf by Fortune Brands, including information technology, finance, executive, human resources, supply chain, internal audit and legal services. As a standalone public company, we expect that the costs we incur on a standalone basis for such expenses previously allocated to us by Fortune Brands and new costs relating to our public company reporting and compliance obligations will be less than the expense allocations from Fortune Brands within our historical financial statements.

The costs of MasterBrand we plan to incur are based on our expected organizational structure and expected cost structure as a standalone company. In order to determine the impact of the synergies and dis-synergies, MasterBrand prepared a detailed assessment of personnel costs based on the estimated resources and associated costs required as a baseline to stand up MasterBrand as a standalone company.

In addition to personnel costs, estimated non-personnel third party support costs in each function were considered, which included business support functions and corporate overhead charges previously shared with Fortune Brands. Estimated non personnel third party support costs were determined by estimating third party spend in each function, and include the costs associated with outside services supporting information technology, finance, executive, human resources, supply chain, internal audit and legal services. This process was used by all functions resulting in expected net cost savings when compared to the corporate allocations from Fortune Brands included in the historical financial statements.

[2] Separation costs represent one-time costs incurred directly by MasterBrand related to the separation from Fortune Brands.

[3] Restructuring charges are nonrecurring costs incurred to implement significant cost reduction initiatives and may consist of workforce reduction costs, facility closure costs, and other costs to maintain certain facilities where operations have ceased, but which we are still responsible for. The restructuring charges for the periods presented are comprised primarily of workforce reduction costs and facility closure costs.

[4] Restructuring-related charges are expenses directly related to restructuring initiatives that do not represent normal, recurring expenses necessary to operate the business, but cannot be reported as restructuring under GAAP. Such costs may include losses on disposal of inventories from exiting product lines, accelerated depreciation expense, and gains/losses on the sale of facilities closed as a result of restructuring actions. Restructuring-related (adjustments) are recoveries of previously recorded restructuring-related charges resulting from changes in estimates of accruals recorded in prior periods. Restructuring-related charges/(adjustments) for the periods presented are related primarily to the reserves for losses on disposal of inventories.

[5] The quarter and year-ended December 25, 2022, included $20.4 million and $46.4 million, respectively, of pre-tax impairment charges related to impairments of indefinite-lived tradenames.

[6] We exclude the impact of actuarial gains and losses related to our U.S. defined benefit pension plan as they are not deemed indicative of future operations.

[7] In order to calculate Adjusted Net Income, each of the items described in Items [1] - [6] above were tax effected based upon the effective tax rates for the respective periods. The effective tax rate was calculated by dividing income tax expense by income before taxes for the respective periods.

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	December 31,	December 25,	December 31,	December 25,
(U.S. Dollars presented in millions, except percentages)	2023	2022	2023	2022
Income taxes (a)	$7.1	$4.0	$56.7	$58.0
Income before taxes (b)	43.2	19.4	238.7	213.4
Effective income tax rate (a)/(b)	16.4%	20.6%	23.8%	27.2%

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 25,
(U.S. Dollars presented in millions)	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$148.7	$101.1
Accounts receivable, net	203.0	289.6
Inventories	249.8	373.1
Other current assets	75.7	66.2
TOTAL CURRENT ASSETS	677.2	830.0
Property, plant and equipment, net	356.6	352.6
Operating lease right-of-use assets, net	60.1	52.3
Goodwill	925.1	924.2
Other intangible assets, net	335.5	349.8
Other assets	27.2	20.5
TOTAL ASSETS	$2,381.7	$2,529.4
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$151.4	$219.2
Current portion of long-term debt	17.6	17.5
Current operating lease liabilities	16.1	13.9
Other current liabilities	164.3	160.5
TOTAL CURRENT LIABILITIES	349.4	411.1
Long-term debt	690.2	961.5
Deferred income taxes	83.6	87.3
Pension and other postretirement plan liabilities	7.9	12.2
Operating lease liabilities	46.3	40.7
Other non-current liabilities	10.5	7.4
TOTAL LIABILITIES	1,187.9	1,520.2
Stockholders' equity	1,193.8	1,009.2
TOTAL EQUITY	1,193.8	1,009.2
TOTAL LIABILITIES AND EQUITY	$2,381.7	$2,529.4

Reconciliation of Net Debt
Current portion of long-term debt	$17.6	$17.5
Long-term debt	690.2	961.5
Less: Cash and cash equivalents	(148.7)	(101.1)
Net Debt	$559.1	$877.9
Adjusted EBITDA (for full fiscal year)	$383.4	$411.4
Net Debt to Adjusted EBITDA	1.5 x	2.1 x

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	53 Weeks Ended	52 Weeks Ended
	December 31,	December 25,
(U.S. Dollars presented in millions)	2023	2022
OPERATING ACTIVITIES
Net income	$182.0	$155.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	49.0	47.3
Amortization of intangibles	15.3	17.2
Restructuring charges, net of cash payments	(9.4)	13.0
Amortization of finance fees	2.2	—
Stock-based compensation	17.8	10.9
Asset impairment charges	—	46.4
Recognition of actuarial losses	2.9	0.9
Deferred taxes	(5.7)	2.3
Changes in operating assets and liabilities:
Accounts receivable	88.1	13.5
Inventories	123.6	(70.1)
Other current assets	2.1	(5.3)
Accounts payable	(69.4)	18.3
Accrued expenses and other current liabilities	17.2	1.8
Other items	(10.1)	(16.0)
NET CASH PROVIDED BY OPERATING ACTIVITIES	405.6	235.6
INVESTING ACTIVITIES
Capital expenditures	(57.3)	(55.9)
Proceeds from the disposition of assets	0.4	—
NET CASH USED IN INVESTING ACTIVITIES	(56.9)	(55.9)
FINANCING ACTIVITIES
Issuance of long-term and short-term debt	255.0	985.0
Repayments of long-term and short-term debt	(527.5)	—
Repurchase of common stock	(22.0)	—
Payments of employee taxes withheld from share-based awards	(4.0)	(0.1)
Net cash activity with Fortune Brands	—	(249.6)
Dividend to Fortune Brands	—	(940.0)
Payment of financing fees	—	(10.1)
Other items	(1.4)	(0.5)
NET CASH USED IN FINANCING ACTIVITIES	(299.9)	(215.3)
Effect of foreign exchange rate changes on cash and cash equivalents	(1.2)	(4.7)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$47.6	$(40.3)
Cash and cash equivalents at beginning of period	$101.1	$141.4
Cash and cash equivalents at end of period	$148.7	$101.1

Reconciliation of Free Cash Flow
Net cash provided by operating activities	$405.6	$235.6
Less: Capital expenditures	(57.3)	(55.9)
Free cash flow	$348.3	$179.7